March 2008
Filed pursuant to Rule 433 dated February 29, 2008 relating to
Preliminary Pricing Supplement No. 546 dated February 29, 2008 to Registration Statement No. 333-131266
STRUCTURED INVESTMENTS
Opportunities in Equities and Commodities
Buffered Securities due March 30, 2012
Based on the Value of a Basket of Three Equity Indices and a Commodity Index
The Buffered Securities offer exposure to a basket of three diverse equity indices and one commodity index while providing some protection against negative performance of the basket.  Once the basket has decreased in value below a specified buffer amount, the investor is exposed to the negative performance, subject to a minimum payment at maturity.  At maturity, (a) if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus any upside performance of the basket and (b) if the basket has depreciated in value, and (i) if the value of the basket has not declined below the specified buffer amount, the Buffered Securities will redeem for par or (ii) if the value of the basket has declined below the buffer amount, investors will lose 1% for every 1% decline below the specified buffer amount, subject to a minimum payment at maturity.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per Buffered Security
Stated principal amount:	$1,000 per Buffered Security
Pricing date:	March 20, 2008
Original issue date:	March 28, 2008 (5 business days after the pricing date)
Maturity date:	March 30, 2012
Aggregate principal amount:	$
Basket:	Basket components	Bloomberg ticker symbol	Basket component weighting	Initial basket component value
	S&P 500® Index (the “SPX Index”)	SPX	30%
	MSCI EAFE Index® (the “EAFE Index”)	MXEA	30%
	Dow Jones–AIG Commodity Index (the “Commodity Index”)	DJAIG	30%
	Russell 2000® Index (the “RTY Index”)	RTY	10%
Payment at maturity:
¡  If the basket percentage increase is positive,
$1,000 + upside payment
There will be no maximum payment at maturity.
¡  If the basket performance factor is less than or equal to 100%, but greater than or equal to 80%, the stated principal amount.
¡  If the basket performance factor is less than 80%: $1,000 x basket performance factor + $200
This amount will be less than the stated principal amount of $1,000.  However, in no circumstances will the Buffered Securities pay less than $200 per Buffered Security at maturity.

Upside payment:	$1,000 x basket percentage increase x participation rate
Maximum payment at maturity	There is no maximum payment at maturity.
Minimum payment at maturity	$200 per Buffered Security (20% of the stated principal amount)
Basket percentage increase:
The sum of the products of (i) the final value for each basket component minus the initial value for such basket component divided by the initial value of such basket component times (ii) the respective basket component weighting for such basket component.

Basket performance factor:
The sum of the products of (i) the final value for each basket component divided by the initial value for such basket component times (ii) the respective basket component weighting for such basket component.

Participation rate:	100%
Buffer amount:	20%
Initial value:	SPX 500 Index, the EAFE Index and the RTY Index: the respective closing values of such indices on the pricing date Commodity Index: the official settlement price of such index on the pricing date
Final value:	For each basket component, the closing value or official settlement price, as applicable, on the valuation date.
Valuation date:	March 23, 2012, subject to adjustment for market disruption events.
Interest:	None
CUSIP:	6174464E6
Listing:	The Buffered Securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to company
Per Buffered Security	$1,000	$30	$970
Total	$	$	$
(1)  For additional information, see “Plan of Distribution” in the accompanying preliminary pricing supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING, AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Preliminary Pricing Supplement No. 546 dated February 29, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Buffered Securities due March 30, 2012 Based on the Value of a Basket of Three Equity Indices and a Commodity Index

Investment Overview

Buffered Performance Leveraged Upside Securities

The Buffered Securities based on the performance of a hybrid basket composed of equity indices and a commodity index due March 30, 2012 (the “Buffered Securities”) can be used:

▪
As an alternative to direct exposure to the underlying basket that provides a buffer against a specified level of negative performance in the underlying basket and protects a specified portion of the invested principal against negative performance.

The Buffered Securities are exposed on a 1:1 basis to the negative performance of the basket below the specific buffer amount.  In no event will the Buffered Securities pay less than the minimum payment at maturity of $200 per Buffered Security.

Maturity:	4 years
Participation rate:	100%
Buffer amount:	20%
Principal protection:	20% of the stated principal ($200) is protected
Interest:	None

Basket Overview

Basket Index Information as of February 26, 2008
	SPX Index	EAFE Index	Commodity Index	RTY Index
Bloomberg Ticker Symbol:	SPX	EAFE	DJAIG	RTY
Current Index Level:	1,381.29	2,086.12	211.7450	717.32
52 Weeks Ago:	1,449.37	2,182.60	173.503	823.69
52 Week High:	1,565.15	2,388.74	211.745	855.77
52 Week Low:	1,310.50	1,913.53	161.062	671.57

Historical Basket Performance January 1, 2003 through February 26, 2008

The graph is calculated to show the performance of the basket during the period from January 1, 2003 to February 26, 2008 assuming the basket components are weighted as set out above and illustrates the effect of the offset and/or correlation among the basket components during such period.  The graph does not attempt to show your expected return on an investment in the Buffered Securities.  The historical values of the basket should not be taken as an indication of its future performance.

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Buffered Securities due March 30, 2012 Based on the Value of a Basket of Three Equity Indices and a Commodity Index

Key Investment Rationale

These Buffered Securities offer 1:1 exposure to the positive performance of the underlying basket and provide a buffer against a decline of 20% in the underlying basket, ensuring a minimum return of $200 at maturity.

Payment Scenario 1
The underlying basket increases in value and, at maturity, the Buffered Securities redeem for the stated principal amount of $1,000 plus 100% of the basket percentage increase, which is not subject to a maximum payment amount.

Payment Scenario 2	The underlying basket declines in value by no more than 20% and, at maturity, the Buffered Securities redeem for the stated principal amount of $1,000.
Payment Scenario 3
The underlying basket declines in value by more than 20% and, at maturity, the Buffered Securities redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease below the buffer amount of 20% of the initial basket value.  (Example: if the basket decreases in value by 30%, the Buffered Securities will redeem for $900 per Buffered Security.)  The minimum payment at maturity is $200 per Buffered Security.

Summary of Selected Key Risks (see page 9)

▪	Buffered Securities do not pay interest or guarantee return of 100% of your principal
▪	The Buffered Securities will not be listed
▪	Market price of the Buffered Securities may be influenced by many unpredictable factors
▪	Changes in the value of one or more of the basket components may offset each other
▪	There are risks associated with investments in securities indexed to the value of foreign equity securities
▪	Adjustments to the basket components could adversely affect the value of the Buffered Securities
▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
▪	The Buffered Securities are subject to currency exchange rate risk
▪	Several factors have had and may in the future have an effect on the value of the Commodity Index
▪	Higher future prices of the Commodity Index commodities relative to their current prices may adversely affect the value of the Commodity Index and the value of the Buffered Securities
▪	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the Buffered Securities
▪	The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests
▪	Investing in the Buffered Securities is not equivalent to investing in the basket components
▪	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Buffered Securities
▪	Credit risk to Morgan Stanley
▪	The U.S. federal income tax consequences of an investment in the Buffered Securities are uncertain

March 2008	Page 3

Buffered Securities due March 30, 2012 Based on the Value of a Basket of Three Equity Indices and a Commodity Index

Fact Sheet

The Buffered Securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, only guarantee a 20% return of principal at maturity and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and the prospectus.  At maturity, an investor will receive for each stated principal amount of Buffered Securities that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the performance of the basket as of the valuation date.  Under no circumstances will the payment at maturity be less than $200 per Buffered Security.  The Buffered Securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
March 20, 2008	March 28, 2008 (5 business days after the pricing date)	March 30, 2012, subject to postponement due to a market disruption event

Key Terms
Issuer:	Morgan Stanley
Issue price:	100% ($1,000 per Buffered Security)
Stated principal amount:	$1,000 per Buffered Security
Denominations:	$1,000 per Buffered Security and integral multiples thereof
Interest:	None
Basket:	Basket components	Bloomberg ticker symbol	Basket Component weighting
	S&P 500® Index (the “SPX Index”)	SPX	30%
	MSCI EAFE Index® (the “EAFE Index”)	EAFE	30%
	Dow Jones–AIG Commodity Index (the “Commodity Index”)	DJAIG	30%
	Russell 2000® Index (the “RTY Index”)	RTY	10%
Payment at maturity:
If the basket percentage increase is positive:
$1,000 + upside payment
There will be no maximum payment at maturity on the Buffered Securities
If the basket performance factor is less than or equal to 100% but greater than or equal to 80%:
$1,000
If the basket performance factor is less than 80%:
($1,000 x basket performance factor) + $200
This amount will be less than the stated principal amount of $1,000, however, in under no circumstance will the payment at maturity be less than $200

Upside payment:	$1,000 x basket percentage increase x participation rate
Maximum payment at maturity:	There is no maximum payment at maturity.
Minimum payment at maturity:	$200 per Buffered Security
Participation rate:	100%
Buffer amount:	20%
Basket percentage increase:
The sum of the products of (i) the final value for each basket component minus the respective initial value for such basket component divided by the initial value of such basket component times (ii) the respective basket weighting for such basket component.

Basket performance factor:	The sum of the products of (i) the final basket component value divided by the respective initial value for such basket component times (ii) the respective basket weighting for such basket component.
Initial value:	SPX 500 Index, the EAFE Index and the RTY Index: the respective closing values of such indices on the pricing date Commodity Index: the official settlement price of such index on the pricing date

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Buffered Securities due March 30, 2012 Based on the Value of a Basket of Three Equity Indices and a Commodity Index

Final value:	For each basket component, the closing value or official settlement price, as applicable, on the valuation date.
Valuation date:	March 23, 2012
Agent:	Morgan Stanley & Co. Incorporated
Postponement of maturity date:
If due to a market disruption event or otherwise, the valuation date for any basket component is postponed so that it falls less than two trading days prior to the scheduled maturity date, the maturity date will be the second trading day following such valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 9.

General Terms
Listing:	The Buffered Securities will not be listed on any securities exchange
CUSIP:	6174464E6
Minimum ticketing size:	20 Buffered Securities
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Buffered Securities offered under this document and is superseded by the following discussion.

Although the issuer believes that, under current law, each Buffered Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered Securities.

Assuming this characterization of the Buffered Securities is respected, the following U.S. federal income tax consequences should result based on current law:
▪ A U.S. Holder should not be required to recognize taxable income over the term of the Buffered Securities prior to maturity, other than pursuant to a sale or exchange.

▪  Upon sale, exchange or settlement of the Buffered Securities at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered Securities.  Such gain or loss should be long-term capital gain or loss if the investor has held the Buffered Securities for more than one year.

On December 7, 2007, Treasury and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered Securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Buffered Securities should read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying pricing supplement (together the “Tax Disclosure Sections”) and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered Securities, including possible alternative treatments and the issues presented by this notice.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)

March 2008	Page 5

Buffered Securities due March 30, 2012 Based on the Value of a Basket of Three Equity Indices and a Commodity Index

Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered Securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the Buffered Securities by taking positions in stocks or commodities underlying the basket components, in futures or options contracts on the basket components or any component stocks or commodities of the indices listed on major securities or commodities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could increase the values of the basket components, and therefore the values at which the basket components must close on the valuation date before investors would receive at maturity a payment that exceeds the principal amount of the Buffered Securities.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement describing this offering.

ERISA:	See “ERISA Matters for Pension Plans and Insurance Companies” in the accompanying preliminary pricing supplement describing this offering.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the Buffered Securities.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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Buffered Securities due March 30, 2012 Based on the Value of a Basket of Three Equity Indices and a Commodity Index

How Buffered Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered Securities based on the following terms:

Stated principal amount:	$1,000

Participation rate:	100%

Buffer amount:	20%

Buffered Securities Payoff Diagram

How it works

▪
Where the basket percentage increase is positive, the payout on the Buffered Securities at maturity is equal to $1,000 plus the product of $1,000 times the basket percentage increase times the participation rate.  There is no maximum payment at maturity on the Buffered Securities.

▪
Where the basket performance factor is less than or equal to 100% but greater than or equal to 80%, the payout on the Buffered Securities at maturity is equal to the stated principal amount of $1,000 per Buffered Security.

▪
Where the basket performance factor is less than 80%, the payout on the Buffered Securities at maturity is equal to $1,000 times the basket performance factor plus $200, and is consequently an amount less than or equal to the $1,000 stated principal amount of each Buffered Security.  The payout at maturity on the Buffered Securities will in no event be less than $200.

o	For example, if the underlying basket depreciates by 30%, investors will lose 10% of their principal and receive only $900 at maturity, or 90% of the stated principal amount.

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Buffered Securities due March 30, 2012 Based on the Value of a Basket of Three Equity Indices and a Commodity Index

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of Buffered Securities that they hold an amount in cash based upon the closing value of the underlying basket on the valuation date, as determined as follows:

If the weighted sum of the final values of the basket components is greater than the weighted sum of the initial values of the basket components:

$1,000    +    Upside Payment:
where,

Upside Payment

If the weighted sum of the final values of the basket components is less than or equal to the weighted sum of the initial values of the basket components, but has declined by and amount that is less than or equal to the buffer amount of 20%:

$1,000 stated principal amount

If the weighted sum of the final values of the basket components is less than the weighted sum of the initial values of the basket components and has declined by an amount greater than the buffer amount of 20%:

$1,000    ✗    Basket Performance Factor + $200

Because in this case the basket performance factor will be less than 0.8, the payment at maturity will be less than the stated principal amount under this scenario.

Under no circumstances will the payment at maturity be less than $200 per Buffered Security.

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Buffered Securities due March 30, 2012 Based on the Value of a Basket of Three Equity Indices and a Commodity Index

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered Securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Buffered Securities.

Risk Factors

Structure Specific Risk Factors

▪
Buffered Securities do not pay interest or guarantee a return of 100% of your principal.  The terms of the Buffered Securities differ from those of ordinary debt securities in that the Buffered Securities do not pay interest, and provide a minimum payment at maturity of only 20% of the stated principal amount of each Buffered Security.  If the final basket value has declined by an amount greater than the buffer amount of 20% of the initial basket value, you will receive for each Buffered Security that you hold a payment at maturity that is less than the stated principal amount of each Buffered Security by an amount proportionate to the decline in the value of the underlying basket below 80% of the initial basket value.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the Buffered Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered Securities in the secondary market, including: the value, volatility and dividend yield of the basket components, interest and yield rates, time remaining to maturity, the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities underlying the MSCI EAFE Index trade, the market prices of the commodities and the commodity contracts underlying the Commodity Index and the volatility of such prices, trends of supply and demand for the commodities underlying the Commodity Index at any time, geopolitical conditions and economic, financial, political and regulatory or judicial events and creditworthiness of the issuer.

▪
Changes in the value of one or more of the basket components may offset each other.  Value movements in the basket components may not correlate with each other.  At a time when the value of one basket component increases in value, the value of the other basket components may not increase as much, or may even decline in value.  Therefore, in calculating the basket components’ performance and the basket performance factor on the valuation date, increases in the value of one basket component may be moderated, or wholly offset, by lesser increases or declines in the value of other basket components.  Furthermore, the basket is not equally weighted among the basket components.  Decreases in the value of a more heavily weighted basket component could moderate or wholly offset increases in the value of the less heavily weighted basket component.

▪
Not equivalent to investing in the basket components.  Investing in the Buffered Securities is not equivalent to investing in the basket components or any of their respective component stocks or futures contracts.  Investors in the Buffered Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute certain of the basket components.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Buffered Securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Buffered Securities, as well as the projected profit included in the cost of hedging the issuer’s obligations under the Buffered Securities.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
There are risks associated with investments in securities linked to the value of foreign equity securities.  The MSCI EAFE Index is indexed to the value of foreign equity securities.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are

March 2008	Page 9

Buffered Securities due March 30, 2012 Based on the Value of a Basket of Three Equity Indices and a Commodity Index

subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

▪
Adjustments to the basket components could adversely affect the value of the Buffered Securities.  The publisher of any of the basket components can add, delete or substitute the stocks or commodity contracts, as applicable, underlying such basket component, and can make other methodological changes that could change the value of such basket component.  Any of these actions could adversely affect the value of the Buffered Securities.  In addition an index publisher may discontinue or suspend calculation or publication of its index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, at maturity the payout on the Buffered Securities will be an amount based on the closing prices at maturity of the securities underlying such index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the index last in effect prior to discontinuance of the index.

▪
The Buffered Securities are subject to currency exchange rate risk.  Because the closing value of the MSCI EAFE Index generally reflects the U.S. dollar value of the securities included in the MSCI EAFE Index, holders of the Buffered Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such securities trade.  An investor’s net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each security.  If, taking into account such weighting, the dollar strengthens against the currencies in which the securities represented in the MSCI EAFE Index trade, the value of the MSCI EAFE Index will be adversely affected and the payment at maturity on the Buffered Securities may be reduced.

▪
Several factors have had and may in the future have an effect on the value of the Commodity Index.  Investments, such as the Buffered Securities, linked to the prices of commodities and commodity indices such as the Commodity Index, are considered speculative, and prices of commodities and related contracts may fluctuate significantly over short periods for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the settlement price and of your Buffered Securities in varying and potentially inconsistent ways.

▪
Higher future prices of the Commodity Index commodities relative to their current prices may adversely affect the value of the Commodity Index and the value of the Buffered Securities.  The Commodity Index is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that compose the Commodity Index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in September may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  While many of the contracts included in the Commodity Index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times.  Moreover, certain of the commodities included in the Commodity Index have historically traded in “contango” markets.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the Commodity Index and, accordingly, the value of the Buffered Securities.

▪
Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the Buffered Securities.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit

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Buffered Securities due March 30, 2012 Based on the Value of a Basket of Three Equity Indices and a Commodity Index

the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the Commodity Index and, therefore, the value of the Buffered Securities.

▪
The U.S. federal income tax consequences of an investment in the Buffered Securities are uncertain. Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the Buffered Securities.  If the IRS were successful in asserting an alternative characterization or treatment for the Buffered Securities, the timing and character of income on the Buffered Securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible characterization, U.S. Holders could be required to accrue original issue discount on the Buffered Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered Securities as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Buffered Securities, and the IRS or a court may not agree with the tax treatment described in this document and the accompanying pricing supplement.  On December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered Securities, possibly with retroactive effect.  Both U.S. and non-U.S. investors considering an investment in the Buffered Securities should consult their tax advisers regarding the U.S. federal income tax consequences of and investment in the Buffered Securities, including possible alternative treatments and the issues presented by this notice.

Other Risk Factors

▪
Secondary trading may be limited.  The Buffered Securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Buffered Securities.  Even if there is a secondary market, it may not provide significant liquidity.  Accordingly, you should be willing to hold your Buffered Securities to maturity.

▪
Potential adverse economic interest of the calculation agent.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Buffered Securities.  MS & Co., the calculation agent, is our subsidiary.  As calculation agent, MS & Co., and other affiliates of ours will carry out hedging activities related to the Buffered Securities or trade in the component stocks or futures contracts of the basket components or other instruments related to the basket components on a regular basis.  Any of these hedging or trading activities on or prior to the basket setting date could potentially affect the initial basket component values of the basket components and, therefore, could increase the value at which the basket components must close on the valuation date before an investor receives a payment at maturity that exceeds the issue price of the Buffered Securities.  Additionally, such hedging or trading activities during the term of the Buffered Securities, including on the valuation date, could potentially affect the value of the basket components on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

March 2008	Page 11

Buffered Securities due March 30, 2012 Based on the Value of a Basket of Three Equity Indices and a Commodity Index

Information about the Basket Components

The S&P 500® Index. The S&P 500® Index, which is calculated, maintained and published by Standard & Poor's® Corporation, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  For additional information about the S&P 500 Index, see “Description of Buffered Securities—The Indices—The S&P 500® Index” in the accompanying preliminary pricing supplement.

License Agreement between Standard & Poor’s® Corporation and Morgan Stanley. “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500”, “500”, “S&P 400®,” “Standard & Poor’s MidCap 400® Index” and “S&P MidCap Index” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. “Description of Buffered Securities—License Agreement Between S&P and Morgan Stanley” in the accompanying preliminary pricing supplement.

The MSCI EAFE Index®.  The MSCI EAFE Index is calculated, published and disseminated daily by MSCI Inc., or MSCI, a majority-owned subsidiary of Morgan Stanley, and comprises the equity securities underlying the MSCI indices of 21 selected countries in Europe and Asia, as well as Australia and New Zealand.  See “Description of Buffered Securities—The Indices—The MSCI EAFE Index®” in the accompanying preliminary pricing supplement.

License Agreement between MSCI Inc. and Morgan Stanley. “MSCI EAFE Index®” is a trademark of MSCI and has been licensed for use by Morgan Stanley.  See “Description of Buffered Securities—License Agreement between MSCI and Morgan Stanley” in the accompanying preliminary pricing supplement.

The Dow Jones–AIG Commodity IndexSM. The Dow Jones–AIG Commodity IndexSM provides a unique, diversified and liquid benchmark for commodities as an asset class and is currently composed of the prices of nineteen exchange-traded futures contracts on physical commodities. The Dow Jones–AIG Commodity IndexSM was developed, and is calculated, maintained and published daily by Dow Jones & Company, Inc. and AIG Financial Products Corp.

License Agreement between Dow Jones & Company, Inc., American International Group and Morgan Stanley. “Dow Jones,” “AIG®” “Dow Jones–AIG Commodity IndexSM” and “DJ-AIGCISM” are service marks of Dow Jones & Company, Inc. and American International Group, as the case may be, and have been licensed for use for certain purposes by Morgan Stanley.  See “Description of Buffered Securities— License Agreement among Dow Jones, AIG-FP and Morgan Stanley” in the accompanying preliminary pricing supplement.

The Russell 2000® Index. The Russell 2000® Index, which is calculated, maintained and published by the Frank Russell Company, is a capitalization weighted index designed to track the performance of the small capitalization segment of the U.S. equity market.  The RTY Index measures the composite price performance of the smallest 2,000 companies (incorporated in the U.S. and its territories) included in the Russell 3000® Index, which represent approximately 10% of the total market capitalization of the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the investable U.S. equity market.  See “Description of Buffered Securities—The Indices—The Russell 2000® Index” in the accompanying preliminary pricing supplement.

License Agreement between Frank Russell Company and Morgan Stanley.  The “Russell 2000® Index” is a trademark of Frank Russell Company and has been licensed for use by Morgan Stanley.  See “Description of Buffered Securities—License Agreement between Frank Russell Company and Morgan Stanley” in the accompanying preliminary pricing supplement.

March 2008	Page 12

Buffered Securities due March 30, 2012 Based on the Value of a Basket of Three Equity Indices and a Commodity Index

Historical Information

The following graphs set forth the historical price performance of each respective basket component for the period January 1, 2003 to February 26, 2008.  The closing values on February 26, 2008 were, in the case of the SPX Index, 1,381.29, in the case of the EAFE Index, 2,086.12, in the case of the Commodity Index, 211.745 and in the case of the RTY Index, 717.32.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  The historical prices and historical performance of the basket components should not be taken as an indication of future performance.  We cannot give you any assurance that the basket percentage increase at maturity will be positive so that you will receive a payment in excess of the stated principal amount of the Buffered Securities.

S&P 500® Index	High	Low	Period End
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1,011.66	858.48	974.50
Third Quarter	1,039.58	965.46	995.97
Fourth Quarter	1,111.92	1,018.22	1,111.92
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter (through February 26, 2008)	1,447.16	1,310.50	1,381.29

S&P 500 Index January 1, 2003 to February 26, 2008

March 2008	Page 13

Buffered Securities due March 30, 2012 Based on the Value of a Basket of Three Equity Indices and a Commodity Index

Dow Jones – AIG Commodity Index	High	Low	Period End
2003
First Quarter	125.049	111.198	113.171
Second Quarter	120.826	110.966	115.788
Third Quarter	121.322	114.021	120.898
Fourth Quarter	137.320	121.139	135.269
2004
First Quarter	151.691	136.818	150.837
Second Quarter	154.994	143.289	144.034
Third Quarter	153.175	140.991	153.175
Fourth Quarter	159.294	141.271	145.604
2005
First Quarter	165.246	142.180	162.094
Second Quarter	162.389	146.078	152.885
Third Quarter	179.069	154.107	178.249
Fourth Quarter	180.240	163.358	171.149
2006
First Quarter	174.224	158.780	165.194
Second Quarter	187.628	164.723	173.235
Third Quarter	179.962	156.587	159.957
Fourth Quarter	175.214	156.075	166.509
2007
First Quarter	173.503	155.880	171.963
Second Quarter	176.484	168.522	169.671
Third Quarter	179.715	161.062	178.250
Fourth Quarter	185.568	172.123	184.964
2008
First Quarter (through February 26, 2008)	211.745	181.157	211.745

DJAIG Commodity Index January 1, 2003 through February 26, 2008

March 2008	Page 14

Buffered Securities due March 30, 2012 Based on the Value of a Basket of Three Equity Indices and a Commodity Index

MSCI EAFE Index	High	Low	Period End
2003
First Quarter	984.21	823.51	868.55
Second Quarter	1,074.97	876.58	1,025.74
Third Quarter	1,138.13	1,024.11	1,103.39
Fourth Quarter	1,288.77	1,124.33	1,288.77
2004
First Quarter	1,365.62	1,286.25	1,337.07
Second Quarter	1,360.32	1,226.65	1,327.97
Third Quarter	1,328.19	1,258.55	1,318.03
Fourth Quarter	1,515.48	1,329.37	1,515.48
2005
First Quarter	1,568.18	1,462.16	1,503.85
Second Quarter	1,518.07	1,439.66	1,473.72
Third Quarter	1,618.84	1,450.18	1,618.84
Fourth Quarter	1,696.07	1,533.92	1,680.13
2006
First Quarter	1,841.74	1,684.06	1,827.65
Second Quarter	1,980.26	1,681.70	1,822.88
Third Quarter	1,914.88	1,708.45	1,885.26
Fourth Quarter	2,074.48	1,890.59	2,074.48
2007
First Quarter	2,182.60	2,030.00	2,147.51
Second Quarter	2,285.36	2,152.13	2,262.24
Third Quarter	2,335.70	2,039.86	2,300.38
Fourth Quarter	2,388.74	2,179.99	2,253.36
2008
First Quarter (through February 26, 2008)	2,253.36	1,913.53	2,086.12

MSCI EAFE Index January 1, 2003 through February 26, 2008

March 2008	Page 15

Buffered Securities due March 30, 2012 Based on the Value of a Basket of Three Equity Indices and a Commodity Index

Russell 2000 Index	High	Low	Period End
2003
First Quarter	398.45	345.94	364.54
Second Quarter	458.01	368.69	448.37
Third Quarter	520.20	449.17	487.68
Fourth Quarter	565.47	500.32	556.91
2004
First Quarter	601.50	557.63	590.31
Second Quarter	606.39	535.34	591.52
Third Quarter	582.72	517.10	572.94
Fourth Quarter	654.57	564.88	651.57
2005
First Quarter	644.95	604.53	615.07
Second Quarter	644.19	575.02	639.66
Third Quarter	688.51	643.04	667.80
Fourth Quarter	690.57	621.57	673.22
2006
First Quarter	765.14	684.05	765.14
Second Quarter	781.83	672.72	724.67
Third Quarter	734.48	671.94	725.59
Fourth Quarter	797.73	718.35	787.66
2007
First Quarter	829.44	760.06	800.71
Second Quarter	855.09	803.22	833.70
Third Quarter	855.77	751.54	805.45
Fourth Quarter	845.72	735.07	766.03
2008
First Quarter (through February 26, 2008)	753.55	671.57	717.32

Russell 2000 Index January 1, 2003 through February 26, 2008

March 2008	Page 16